Exhibit 99.1

NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	October 22, 2020	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Martye Miller	(214) 559-0300

Dorchester Minerals, L.P. Announces Its Third Quarter Distribution

DALLAS, TEXAS — Dorchester Minerals, L.P. (NASDAQ:DMLP) announced today the Partnership’s third quarter 2020 cash distribution. The distribution of $0.325612 per common unit represents activity for the three-month period ended September 30, 2020 and is payable on November 12, 2020 to common unitholders of record as of November 2, 2020.

Cash receipts attributable to the Partnership’s Royalty Properties during the third quarter totaled approximately $8.2 million. Approximately 77% of these receipts reflect oil sales during June 2020 through August 2020 and gas sales during May 2020 through July 2020, and approximately 23% from prior sales periods. There were no cash receipts attributable to the Partnership’s Net Profits Interests during the third quarter.

On September 30, 2020 the Partnership and affiliates of its General Partner closed the divestiture of our Hugoton net profits interests located in Texas County, Oklahoma and Stevens County, Kansas. This divestiture to a third party included operated working interests and related properties, our field office and our gathering system and related assets.  The Partnership’s share of proceeds from the transaction was approximately $5.0 million, net of transaction costs and holdbacks, and is included in the distribution for the three-month period ending September 30, 2020. This divestiture represents approximately 10% of the SEC standardized measure of the Partnership’s 2019 year-end reserve volumes and 1% of the Partnership’s total 2019 year-end PV10 reserve value. The most recent twelve-month trailing net profits interests payments from the Hugoton NPI totaled $4.0 thousand.

Dorchester Minerals, L.P. is a Dallas-based owner of producing and non-producing oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests located in 27 states. Its common units trade on the Nasdaq Global Select Market under the symbol DMLP.

This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Although a portion of Dorchester Minerals, L.P.’s income may not be effectively connected income and may be subject to alternative withholding procedures, brokers and nominees should treat 100% of Dorchester Minerals, L.P.’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Dorchester Minerals, L.P.’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest marginal rate for individuals or corporations, as applicable. Nominees, and not Dorchester Minerals, L.P., are treated as withholding agents responsible for withholding on distributions received by them on behalf of non-U.S. investors.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.